Exhibit 99.1

Wesco Aircraft Holdings Reports Results for Fiscal Second Quarter 2014

VALENCIA, CA, May 6, 2014 – Wesco Aircraft Holdings, Inc. (“Wesco Aircraft” or the “Company”) (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal second quarter ended March 31, 2014.

Highlights

•                  Revenue for the quarter of $327.4 million, up 45% (approximately 21% organic) compared to the prior year

•                  Net Income of $24.3 million, with Diluted Earnings Per Share (“EPS”) of $0.25

•                  Adjusted Net Income of $32.0 million, up 3% compared to the prior year, with Adjusted Diluted EPS of $0.33

•                  Closed the acquisition of Haas Group Inc. (“Haas”) on February 28, 2014

•                  Full year fiscal 2014 guidance increased for revenue to be in the range of $1.330 billion to $1.380 billion and Adjusted Diluted EPS expected to be in the range of $1.33 to $1.38

Fiscal 2014 Second Quarter Results

Revenue for the second fiscal quarter was $327.4 million, an increase of 45% compared to $225.9 million in the prior year period.  The increase in external sales in the North America segment was 27%, which was mainly driven by growth across the Company’s customer base due to continued ramp-up of recently awarded contracts, scope expansion on existing contracts, new contracts and the acquisition of Haas.  Wesco Aircraft again demonstrated strong international growth during the quarter with external sales in the Rest of World segment increasing by 112% compared to the prior year period.  Overall, Wesco Aircraft organic sales increased approximately 21% compared to the prior year with the remaining approximately 24% contributed from Haas.  In the second quarter, Ad Hoc and Contract (which includes Just-In-Time contracts and Long Term Agreements) sales as a percentage of net sales represented 30% and 70%, respectively, compared to 41% and 59%, respectively, for the same period last year.  The movement is attributed to Haas having approximately 95% of their revenue under Contract.

Net Income for the second quarter was $24.3 million, resulting in Diluted EPS of $0.25. This compares to Net Income of $29.4 million or $0.31 in Diluted EPS in the prior year period.  Adjusted Net Income was $32.0 million and Adjusted Diluted EPS was $0.33 in the second quarter of 2014 as compared to $31.2 million or $0.33 per share in the prior year period.  The performance of Diluted EPS and Adjusted Diluted EPS were primarily the result of higher sales and the Haas acquisition, offset by higher selling, general and administrative expenses during the quarter.  Adjusted EBITDA for the period was $54.4 million as compared to $51.6 million for the same period in 2013.

Wesco Aircraft’s Chairman, President and Chief Executive Officer, Randy Snyder said, “Our first half results for new contract signings and revenue growth were strong relative to last year and were in line with our expectations.  We continue to experience high levels of booking activity, scope additions to our existing contracts and contract signings with new customers.  The Haas integration has gotten off to a great start.  The active collaboration between the legacy Wesco Aircraft and Haas sales forces is excellent and we anticipate great results from our combined efforts.  Our expansion into the MRO market continues to make better then expected progress.  We now offer 24/7 global coverage for this growing business.  These activities add to our confidence for the rest of the year and fuels our optimism for the future.  Wesco Aircraft’s growing global capabilities, dedication to our customers and focused process improvements continue to benefit our industry, our business partners and our shareholders.”

First Six Months of Fiscal 2014

Revenue for the first six months of fiscal 2014 was $552.1 million, an increase of 26% compared to $437.0 million in the prior year period.  On a year-to-date basis, Ad Hoc and Contract sales as a percentage of net sales represented 34% and 66%, respectively, compared to 40% and 60%, respectively, for the first six months of fiscal 2013.

Net Income for the period was $48.7 million and Adjusted Net Income was $57.9 million.   Net Income resulted in Diluted EPS of $0.50 and Adjusted Net Income resulted in Adjusted Diluted EPS of $0.60.  This compared to Net Income of $47.8 million or Diluted EPS of $0.50 and Adjusted Net Income of $55.3 million or Diluted EPS of $0.58 in the prior year period.  Adjusted EBITDA on a year-to-date basis was $99.0 million as compared to $95.2 million in 2013.

Financial Outlook

Based on performance for the first half of the fiscal year, the Haas acquisition and continued strong sales and quoting activity, Wesco Aircraft is increasing its guidance for fiscal 2014 and expects full year revenues to be between $1.330 billion and $1.380 billion, representing growth of approximately 48% to 53% over fiscal 2013 results.  Adjusted Diluted EPS is now expected in the range of $1.33 to $1.38, an increase of 9% to 13% compared to the prior year.

Conference Call Information

Wesco Aircraft will also hold a conference call to discuss its second quarter results at 5:00 p.m. EDT on May 6, 2014.  The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international).  Participants will need to enter passcode 37157250.

The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the Company’s website for one year.  A telephonic replay will also be available approximately one hour after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 37157250.  The telephonic replay will be available until May 13, 2014 at 11:59 pm PT.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry.  The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers one of the world’s broadest inventory of aerospace parts, comprised of more than 575,000 active stock keeping units, including hardware, bearings, tools, electronic components, machined parts and chemicals. Wesco Aircraft has more than 2,600 employees across 79 locations in 19 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com.   Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Note: Wesco Aircraft’s new corporate headquarters is located at 24911 Avenue Stanford, Valencia, CA 91355.

Non-GAAP Financial Information

‘‘Adjusted Net Income’’ represents Net Income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents Diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

‘‘Adjusted EBITDA’’ represents Net Income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.

Wesco Aircraft utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance.  You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies.  See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

This presentation contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. (“Wesco Aircraft “ or the “Company”), the acquisition of Haas Group Inc. (“Haas”) and other matters.  These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, such management.  Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions.  These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control.  Therefore, you should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include: risks that the businesses of Wesco Aircraft and Haas will not be integrated successfully or that the combined company will not realize estimated cost savings, synergies and growth or that such benefits may take longer to realize than expected; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; changes in legislation or governmental regulations affecting the Company; international, national or local economic, social or political conditions that could adversely affect the Company or its customers; conditions in the credit markets; risks associated with assumptions the Company makes in connection with its critical accounting estimates and legal proceedings; the condition of the aerospace industry; reductions in military spending; business risks as a result of supplying equipment and services to the U.S. Government; risks associated with the Company’s long-term, fixed-price agreements, which have no guarantee of future sales volume; risks associated with the loss of a significant customer; the Company’s failure to compete successfully in its highly competitive global industry; risks associated with the Company’s rapid expansion; supply-chain risk; the Company’s dependence on complex information technology; environmental risks; and the Company’s dependence on key personnel.

The foregoing list of factors is not exhaustive.  You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business,

including those described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission.  All forward-looking statements included in this presentation (including information included or incorporated by reference herein) are based upon information available to the Company as of the date hereof, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibits

Exhibit 1: Consolidated Statements of Income (Unaudited)

Exhibit 2: Condensed Consolidated Balance Sheets (Unaudited)

Exhibit 3: Condensed Consolidated Statements of Cash Flows (Unaudited)

Exhibit 4: Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013

Net sales	$327,360	$225,862	$552,082	$437,033
Cost of sales	228,271	144,554	374,935	281,625
Gross profit	99,089	81,308	177,147	155,408
Selling, general and administrative expenses	56,567	34,896	94,012	69,621
Operating earnings	42,522	46,412	83,135	85,787
Interest expense, net	(5,833)	(4,691)	(10,055)	(16,068)
Other income, net	20	1,889	774	1,734
Income before provision for income taxes	36,709	43,610	73,855	71,453
Provision for income taxes	(12,397)	(14,222)	(25,172)	(23,639)
Net income	$24,312	$29,388	$48,682	$47,814

Net income per share:
Basic	$0.25	$0.32	$0.51	$0.52
Diluted	$0.25	$0.31	$0.50	$0.50

Weighted average shares outstanding:
Basic	95,584	92,889	95,223	92,699
Diluted	97,639	95,634	97,298	95,404

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	March 31,	September 30,
	2014	2013
Assets
Cash and cash equivalents	$49,245	$78,716
Accounts receivable, net	320,444	155,944
Inventories	739,134	630,264
Other current assets	44,306	28,314
Deferred income taxes	42,196	39,671
Total current assets	1,195,325	932,909
Long-term assets	1,179,110	698,243
Total assets	$2,374,435	$1,631,152

Liabilities and Stockholders’ Equity
Accounts payable	$156,438	$98,934
Other current liabilities	34,170	21,047
Income taxes payable	2,555	2,953
Long-term debt—current portion	22,469	—
Capital lease obligations—current portion	1,425	1,184
Total current liabilities	217,057	124,118
Long-term debt	1,110,531	568,000
Capital lease obligations	3,205	1,414
Deferred income taxes	107,683	72,184
Other long-term liabilities	5,034	—
Total long-term liabilities	1,226,453	641,598
Total liabilities	1,443,510	765,716
Total stockholders’ equity	930,925	865,436
Total liabilities and stockholders’ equity	$2,374,435	$1,631,152

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Six Months Ended
	March 31, 2014	March 31, 2013
Cash flows from operating activities
Net income	$48,682	$47,814
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	4,088	3,309
Depreciation	3,191	2,410
Amortization of deferred financing costs	1,170	6,367
Bad debt and sales return reserve	596	(441)
Non-cash foreign currency exchange	(2,268)	557
Non-cash stock-based compensation	3,055	1,875
Non-cash other	7	—
Excess tax benefit related to stock options exercised	(6,691)	(1,005)
Deferred income tax provision	4,395	6,320
Changes in assets and liabilities
Accounts receivable	(58,909)	(22,218)
Income taxes receivable	11,993	11,099
Inventories	(39,542)	(36,486)
Prepaid expenses and other assets	(1,306)	(4,023)
Accounts payable	3,471	14,347
Accrued expenses and other liabilities	(5,128)	(1,945)
Income taxes payable	(495)	4,013
Net cash provided by (used in) operating activities	(33,691)	31,993
Cash flows from investing activities
Purchases of property and equipment	(3,173)	(1,189)
Acquisition of business, net of cash acquired	(560,200)	—
Net cash used in investing activities	(563,373)	(1,189)
Cash flows from financing activities
Proceeds from issuance of long-term debt	565,000	625,000
Repayment of long-term debt	—	(649,500)
Financing fees	(10,161)	(7,274)
Repayment of capital lease obligations	(576)	(654)
Excess tax benefit related to stock options exercised	6,691	1,005
Proceeds from exercise of stock options	6,355	2,994
Purchase of Treasury Stock	—	(8,452)
Net cash provided by (used in) financing activities	567,309	(36,881)
Effect of foreign currency exchange rates on cash and cash equivalents	284	(894)
Net decrease in cash and cash equivalents	(29,471)	(6,971)
Cash and cash equivalents, beginning of period	78,716	60,856
Cash and cash equivalents, end of period	$49,245	$53,885

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013

EBITDA & Adjusted EBITDA
Net income	$24,312	$29,388	$48,682	$47,814
Provision for income taxes	12,397	14,222	25,172	23,639
Interest and other, net	5,833	4,691	10,055	16,068
Depreciation and amortization	4,229	2,804	7,280	5,720
EBITDA	46,771	51,105	91,189	93,241
Unusual or non-recurring items	7,666	457	7,779	1,911
Adjusted EBITDA	$54,437	$51,562	$98,968	$95,152

Adjusted Net Income
Net income	$24,312	$29,388	$48,682	$47,814
Amortization of intangible assets	2,437	1,647	4,088	3,309
Amortization of deferred financing costs	645	702	1,169	6,367
Unusual or non-recurring items	7,666	457	7,779	1,911
Adjustments for tax effect	(3,052)	(985)	(3,812)	(4,067)
Adjusted Net Income	$32,008	$31,209	$57,906	$55,334

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	95,584	92,889	95,223	92,699
Adjusted Net Income Per Basic Shares	$0.33	$0.34	$0.61	$0.60

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	97,639	95,634	97,298	95,404
Adjusted Net Income Per Diluted Shares	$0.33	$0.33	$0.60	$0.58

Contact Information

Mark Davidson

Investor Relations

661-802-5090

Mark.Davidson@wescoair.com